Exhibit 21.1

Subsidiaries

The entity names below are as of March 12, 2026:

Entity		Jurisdiction of Incorporation
Astrana Health Management, Inc.		California
Community Family Care Health Plan		California
Prospect Health Plan, Inc.		Delaware
Astrana Health Technologies, Inc.		Delaware
For your Benefit, Inc.		California
Foothill Regional Medical Center		California
Astrana Health Medical Corporation*		California
Allied Physicians of California, A Professional Medical Corporation*		California
Astrana Care Partners Medical Corporation*		California

	*	Variable Interest Entity